Exhibit 99.1

GENIUS PRODUCTS, INC. REPORTS RECORD REVENUE IN THE FIRST QUARTER 2007 FOR GENIUS PRODUCTS, LLC

Genius Products, LLC generated gross revenues of $115 million for the first quarter of 2007 tripling revenue compared to the same period in 2006

Genius Products, LLC significantly improves gross margin

Genius Products, LLC reaffirms full year 2007 gross revenue guidance of $700 - $800 million

Genius Products, LLC expects to achieve all time record gross revenues of $150 - $175 million and profitability in the second quarter of 2007

SANTA MONICA, Calif.—May 25, 2007—Genius Products, Inc. (OTC BB: GNPI) today announced preliminary results for the first quarter ended March 31, 2007. The business milestones achieved in the first quarter of 2007 have Genius Products, LLC (“Genius”) positioned to achieve its stated revenue and profitability goals for 2007 and continue as one of the fastest growing independent marketers of home entertainment content in the United States.

“The three fold increase in first quarter revenues met our expectations and we are confident we will achieve sales guidance and profitability for the full year of 2007,” said Stephen K. Bannon, Chairman. “Our partnership with The Weinstein Company continues to develop as evidenced by the recent grant of digital rights to Genius. In addition, our non-Weinstein business is tracking ahead of plan. We expect this higher margin revenue to be in excess of 25% of overall gross revenue for 2007.”

“We believe our unmatched commitment to provide content partners a wide spectrum of distribution opportunities, including traditional, non-traditional and digital retail, as well as direct response marketing, positions us as the only major independent home entertainment distribution company with all of these capabilities. These capabilities enable us to continue attracting additional content providers and allow our current partners to maximize their home entertainment revenue and profit through multiple delivery methods,” continued Mr. Bannon. “In 2007 we have already signed three new major content partners, including Sesame Street, Animal Planet and TLC, and expanded existing relationships, further increasing our library of intellectual property. We now have over 3,500 titles in our library across our four fundamental content “Verticals” of Sports, Family/Faith, Lifestyle, and Independent Film.”

“Our first quarter results have us well positioned to achieve gross revenue of $150 to $175 million and profitability for the second quarter of 2007. During the past 12 months we have made the proper investments in our infrastructure and created the solid foundation necessary for sustained long-term growth,” stated Trevor Drinkwater, President and CEO. “The growth we expect to achieve in 2007 will be driven by solidifying retail strategies, co-producing content with our branded partners in the latter half of 2007, expanding our relationships with anchor partners in areas such as interactive, digital and licensing, attracting leading content providers and executing on potential acquisitions.”

“Currently we are in the sell-in season for the latter half of 2007, and believe we are on track to achieve our guidance for 2007 based on major increases in content offerings and multiple revenue streams,” continued Mr. Drinkwater. “These opportunities include a strong theatrical line-up with titles including “Grind House”, ”1408”, “Halloween”, “Hannibal Rising” and “The Nanny Diaries”. We also will have a full season of the well established Classic Media holiday titles including “Rudolph the Red-Nosed Reindeer” and “Frosty the Snowman”, as well as revenue from new content partners RHI, Sesame Street and the Discovery Channel. In addition, we believe our revenue will increase from new co-production business, as well as yet-to-be-released opportunities in the pipeline.”

Genius Products, LLC Actual Results

“This quarter is the first clean reporting period for Genius, as prior periods included TWC transaction-related or other ramp-up costs.  The gross profit and improving bottom line demonstrate the potential operating leverage from our business model,” stated John Mueller.

Genius generated revenues of $83.6 million, net of sales returns, discounts and allowances of $31.2 million for the three months ended March 31, 2007. By adding back the $31.2 million of sales returns, discounts and allowances, gross revenue for Genius was $114.8 million. Revenues for the three months ended March 31, 2007 were primarily composed of sales of TWC titles, The Protector, School for Scoundrels, Clerks 2, and Harsh Times and sales of branded content including ESPN and WWE.

For the three months ended March 31, 2007, total cost of revenues were $76.6 million which included manufacturing and distribution expenses of $28.3 million, advertising and marketing expenses of $8.8 million and amortization and participation expenses of $39.5 million.

Genius generated gross profit of $7.0 million for the three months ended March 31, 2007 and a gross profit margin of 8%.

Genius’ general and administrative expenses were $9.1 million for the three months ended March 31, 2007 and amounted to 11% of net revenues and included stock compensation expense of $0.6 million.

Genius had interest income of $0.2 million and interest expense of $0.5 million during the three months ended March 31, 2007. As result of the foregoing, Genius’ net loss was $2.4 million for the three months ended March 31, 2007.

2007 Highlights

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Acquisition of Castalian Music - Castalian music provides Genius with a vertically integrated solution for direct response campaigns including a full service customer call center, music and video distribution center, in-house commercial production and ad agency. This acquisition is expected to add to earnings and offers Genius an immediate entry into the entertainment related direct response business.

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RHI Entertainment - Genius and RHI will co-produce genre specific projects to include up to 24 “Westerns” and 24 “Greatest Adventures”. The first two “Westerns” (Lone Rider and Prairie Fever) and two “Greatest Adventures” (Journey to the Center of the Earth and Dr. Jeckyll and Mr. Hyde) will commence filming in 2007. Under the terms of the new RHI/Genius agreement, Genius will have exclusive worldwide home video and digital distribution rights for the co-productions while RHI Entertainment will distribute these movies to television networks worldwide.

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Animal Planet and The Learning Channel (“TLC”) from Discovery Communications - Under the terms of the multi-year agreement, Genius will be the exclusive videogram distributor in North America for Animal Planet and TLC branded television properties. The planned rollout of Animal Planet and TLC properties will draw from individual programs as well as series and will include 12 titles a year beginning in the fourth quarter of 2007.

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US Digital Distribution Rights from The Weinstein Company - Genius will be the United States digital rights’ distributor for TWC feature films and direct-to-video content and will maintain both physical and digital distribution rights for the term of this agreement. The transaction will automatically grow the Genius library to over 1,000 titles of digital rights and should result in 200-250 additional new titles over the term of this agreement.

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Sesame Workshop - Genius has entered into a multi-year agreement with Sesame Workshop to be the exclusive North American home entertainment distributor of Sesame Workshop programming, including Sesame Workshop®'s library of more than 100 titles, including Sesame Street, Sesame Beginnings, and Elmo's World. The agreement also includes Pinky Dinky Doo, which premiered April 2006.

2007 Outlook

Management expects Genius’ gross revenue before returns, discounts and allowance, for the full-year 2007, to be in the range of $700 million to $800 million.

Genius expects gross revenue of $150 - $175 million in the second quarter of 2007, and improving gross margin and profitability in each of the remaining quarters of 2007.

“In 2006 we only had three quarters of revenue from TWC and did not get a full year benefit from the vast majority of all our newly signed content providers, while we expanded our organization to support significantly more revenue. We believe Genius’ second quarter 2007 revenues will be at least 50% higher compared to the second quarter of 2006, leading to profitability,” stated Mr. Drinkwater.

The Company's executives will host an investor conference call to discuss the results today, May 25th, at 8:00am, Eastern Time (5:00a.m. Pacific Time). Investors are invited to listen to Genius Products' conference call by dialing 866.270.6057 and using the passcode 39279206. International callers can dial 617.213.8891 and enter the same passcode. There will also be a simultaneous webcast available at www.geniusproducts.com.

A replay of the call will be available until June 7th and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the 27666823. A replay webcast will also be available at www.geniusproducts.com.

About Genius Products
Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme(TM), Discovery Kids(TM), Dragon Dynasty(TM), Dimension Films(TM), ESPN®, IFC®, RHI Entertainment(TM), Sesame Workshop®, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our revenues, net income and profitability in 2007 and beyond, the period during which Genius Products will achieve profitability, our projected revenues from TWC and non-TWC content in 2007 and beyond, increases in sales volume, our anticipated growth in revenues and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with our content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100

GNPI-- Media Relations
Alecia Pulman, 203-682-8200